Exhibit 99.1

LRI Holdings, Inc., the Parent Company of Logan’s Roadhouse, Inc.,
Names J. David Karam to Board of Directors

Nashville, Tenn. – September 19, 2012 – LRI Holdings, Inc., the parent company of Logan’s Roadhouse, Inc., today announced that J. David Karam has been named as an independent member of its Board of Directors, effective September 17, 2012.

Thomas Vogel, President, Chairman, and Chief Executive Officer of Logan’s Roadhouse, Inc., stated, “On behalf of the entire Board and Company, I am very pleased to welcome David to the Logan’s Roadhouse organization.  David brings to us valuable restaurant experience, operational skills, and a strong financial background.  We look forward to benefitting from his insights and contributions as an independent Board member as we work together to strengthen and grow our brand.”

J. David Karam currently serves as the Chairman of the Board for Sbarro, Inc., a leading Italian quick service restaurant company, and is the owner of Cedar Enterprises, a Wendy’s® franchisee with 150 Wendy’s restaurants in five states.  Mr. Karam was most recently the President of Wendy’s International, where he led a successful turnaround of Wendy’s, including significant improvements in product quality, operational execution and brand profitability.  Under his leadership, Wendy’s rose to become the second largest QSR Hamburger chain in the U.S., surpassing Burger King® for the first time in Wendy’s 42-year history.  Prior to joining Wendy’s in 2008, Mr. Karam was president of Cedar Enterprises.  He joined Cedar Enterprises in 1986 as vice president of finance before being promoted to president in 1989.  Mr. Karam has been a trusted advisor and has earned many awards as a Wendy’s franchise owner including being inducted into Wendy’s Hall of Fame in 2011.

A graduate of The Ohio State University, Mr. Karam holds a Bachelor’s degree in accounting. He is also a graduate of Owner President Management program at the Harvard University Graduate School of Business Administration. Mr. Karam is a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants.  In addition, he serves as the Chair of the Professional Advisory Council for St. Jude Children’s Research Hospital.

About Logan’s Roadhouse
Logan’s opened its first restaurant in 1991 in Lexington, KY, and has grown as an affordable, full-service restaurant chain to 224 company-owned and 26 franchised Logan's Roadhouse restaurants in 23 states.  The Company’s mission is to recreate the traditional American roadhouse by offering consumers value-oriented, high quality, “craveable” meals for lunch and dinner served in the hospitable tradition and distinctive atmosphere reminiscent of an American roadhouse of the 1930’s and 1940’s.  Logan’s menu features specially seasoned aged steaks, fresh ground steak burgers, fresh chicken dishes and salads, fall-off-the-bone ribs, distinctive fresh-baked yeast rolls and bottomless buckets of peanuts.  LRI Holdings, Inc. is the parent company of Logan’s Roadhouse.

Contact
Investor Relations
InvestorRelations@logansroadhouse.com
(855) 255-2789